EXHIBIT 99.1

NEWS RELEASE
FOR IMMEDIATE RELEASE	CONTACT:
May 12, 2004	Barbara B. Forbes Director of Investor Relations 713-374-4870

NUEVO ENERGY ANNOUNCES MARKET PRICE OF COMMON STOCK IN
CONNECTION WITH STOCK OPTION TENDER OFFER

HOUSTON — Nuevo Energy Company (NYSE: NEV) today announced that the period for determining the market price of its common stock in connection with its tender offer to purchase all outstanding options to acquire Nuevo common stock (the “Offer”) has elapsed. For purposes of the Offer, the market price of Nuevo’s common stock is $34.35, calculated as the average closing price of Nuevo common stock for the ten consecutive trading days ending on the second trading day before the closing date of Nuevo’s merger with Plains Exploration & Production Company (“Plains”).

At the effective time of Nuevo’s merger with Plains, Nuevo intends to promptly pay each holder of options the difference between $34.35 and the exercise price of the option for each option validly tendered and not withdrawn. All remaining options not tendered in the Offer will be converted into (i) an option to purchase that number of shares of Plains common stock obtained by multiplying the number of shares of Nuevo common stock issuable upon the exercise of such option by 1.765, (ii) at an exercise price per share equal to the per share exercise price of such option divided by 1.765, and (iii) otherwise having the same terms and conditions as the Nuevo outstanding options.

Nuevo Energy Company is a Houston, Texas-based company primarily engaged in the acquisition, exploitation, development, exploration and production of crude oil and natural gas. Nuevo’s domestic producing properties are located onshore and offshore California and in West Texas. Nuevo is the largest independent producer of crude oil and natural gas in California. To learn more about Nuevo, please refer to the Company’s internet site at http://www.nuevoenergy.com.

This press release includes “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts included in this press release, including without limitation, estimated quantities and net present value of reserves, estimated production volumes, business strategies, plans and objectives of management of the Company for future operations and covenant compliance and capital expenditures are forward-looking statements. Although the Company believes that the assumptions upon which such forward-looking statements are based are reasonable, it can give no assurances that such assumptions will prove to have been correct. Important factors that could cause actual results to differ materially from the Company’s expectations (“Cautionary Statements”) and projections include the effect of the Company’s proposed merger with Plains Exploration & Production Company, whether such merge occurs, volatility in oil and gas prices, operating risks, the risks associated with reserve replacement, competition from other companies and other factors set forth in the Company’s Annual Report on Form 10-K and other filings made with the SEC and incorporated herein. All subsequent written and oral forward-looking statements and projections attributable to the Company or to persons acting on its behalf are expressly qualified by the Cautionary Statements.

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